                                                                     Exhibit 5.1

                                        June 19, 1997


StaffMark, Inc.
302 East Millsap Road
Fayetteville, AR  72703

                 Re: Registration Statement on Form S-8 Relating to Employee Stock Purchase Plan

Dear Sir or Madam:

                 We have acted as counsel to StaffMark, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 300,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), which may be issued pursuant to the Company's Employee Stock Purchase Plan ("ESPP"). We have examined such records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

                 In our opinion, the shares of the Company's Common Stock that may be issued in accordance with the terms of the ESPP will be, when issued in accordance with the terms of the ESPP, validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

                 We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

Morgan, Lewis & Bockius LLP